As filed with the Securities and Exchange Commission on April 23, 2026

Registration No. 333-274521

Registration No. 333-281822

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-274521

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-281822

UNDER

THE SECURITIES ACT OF 1933

DAY ONE BIOPHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	83-2415215
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1800 Sierra Point Parkway, Suite 200

Brisbane, CA 94005

(650) 484-0899

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Deniz Razon

Chief Business Officer

Servier Pharmaceuticals LLC

200 Pier Four Boulevard

Boston, MA 02210

(Name and address of agent for service)

(800) 807-6124

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Piotr Korzynski

Michael S. Pilo

Michael F. DeFranco

Michelle Carr

Baker & McKenzie LLP

300 East Randolph Street, Suite 5000

Chicago, Illinois 60601

Telephone: (312) 861-8000

(Approximate date of commencement of proposed sale to the public): Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendment”) filed by Day One Pharmaceuticals, Inc. (the “Registrant”) relate to the following registration statements on Form S-3 (together, the “Registration Statements”):

1.

Registration Statement No. 333-274521 filed with the U.S. Securities and Exchange Commission (the “Commission”) on September 14, 2023, which became effective automatically upon filing, registering (i) the issuance and sale by the Registrant of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), preferred stock, par value $0.0001 per share, debt securities, warrants to purchase Common Stock, preferred stock or debt securities, subscription rights to purchase Common Stock, preferred stock or debt securities and/or units consisting of some or all of these securities and (ii) an equity distribution agreement prospectus covering the offering, issuance and sale by the Registrant of up to a maximum aggregate offering price of $250,000,000 of Common Stock that may be issued and sold under an equity distribution agreement dated, June 1, 2022, with Piper Sandler & Co. and JonesTrading Institutional Services LLC.

2.

Registration Statement No. 333-281822 filed with the Commission on August 28, 2024, which became effective automatically upon filing, registering the potential offer and sale from time to time of up to 12,068,959 shares of Common Stock, consisting of (i) 10,551,718 outstanding shares of Common Stock held by certain of selling stockholders of the Registrant and (ii) 1,517,241 shares of Common Stock issuable to certain of the selling stockholders upon exercise of certain outstanding pre-funded warrants held by such selling stockholders.

On April 23, 2026, pursuant to the Agreement and Plan of Merger, dated as of March 6, 2026 (the “Merger Agreement”), by and among the Registrant, Servier Detroit Inc. (“Purchaser”), a direct wholly owned subsidiary of Servier Pharmaceuticals LLC (“Parent”), which is an indirect wholly owned subsidiary of Servier S.A.S., Purchaser merged with and into the Registrant (the “Merger”), with the Registrant surviving such Merger as a wholly owned subsidiary of Parent. As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings and sales of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities of the Registrant registered under the Registration Statements which remain unsold at the termination of the offering, the Registrant hereby terminates the effectiveness of the Registration Statements and removes from registration all of the securities that remain unsold under the Registration Statements as of the date hereof, if any.

The Registrant is filing these Post-Effective Amendments to withdraw and remove from registration all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to this Post-Effective Amendments, there will be no remaining securities registered by the Registrant pursuant to the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Massachusetts, on April 23, 2026.

DAY ONE PHARMACEUTICALS, INC.

By:	/s/ David Lee
Name:	David Lee
Title:	President and Secretary

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.